ENDORSEMENT Thank you for choosing Jackson National Life Insurance Company®, hereinafter referred to as "the Company" or "Jackson®." This endorsement is made a part of the Contract to which it is attached. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The MARKET VALUE ADJUSTMENT of the Contract Data Pages is revised as follows: "MARKET VALUE ADJUSTMENT: A Market Value Adjustment is a positive or negative adjustment the Company applies to amounts You remove from a Fixed Account Option due to withdrawals, transfers or annuitizations. The Market Value Adjustment reflects the movement in the Base Interest Rate (as defined by Your Contract) since the date of Your allocation to the Fixed Account Option from which You remove Fixed Account Contract Value, which is valued over the number of months remaining in the Fixed Account Option period. The Market Value Adjustment may: 1. reduce the value of the amount paid, transferred or annuitized if the Base Interest Rate on the date You remove Fixed Account Contract Value from a Fixed Account Option is greater than the Base Interest Rate on the date of Your allocation to that Fixed Account Option; or 2. increase the value of the amount paid, transferred or annuitized if the Base Interest Rate on the date You remove Fixed Account Contract Value from a Fixed Account Option is less than the Base Interest Rate on the date of Your allocation to that Fixed Account Option. The Company applies the same Market Value Adjustment formula regardless of whether the formula results in an increase or decrease to amounts You remove from a Fixed Account Option. The Company applies the Market Value Adjustment formula to the amount You remove less any applicable charges." Signed for the Jackson National Life Insurance Company President ICC17 7747